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                                                                    EXHIBIT 10.6

                     AGREEMENT FOR PROFESSIONAL SERVICES


         AGREEMENT made this 19th day of June, 2000, between NaphCare, Inc., an Alabama corporation qualified to do business in the State of Mississippi, hereinafter referred to as "NaphCare", and MHM Correctional Services, Inc, a mental health practice group which has members who are duly licensed in the State of Mississippi hereinafter referred to as "Mental Health Group".



                                    RECITALS

         NaphCare is engaged in the business of providing healthcare to inmate patients incorrectional facilities and has its principal place of business at Birmingham, Alabama.

         NaphCare has agreed to provide such services to the Harrison County Jail in Gulfport, Mississippi, and desires to engage the services of Mental Health Group to assist in such project and to render services on the terms and conditions provided in this agreement.

         Mental Health Group includes medical doctors, duly licensed to practice in the State of Mississippi and either Board eligible or Board Certified in Psychiatry, and other mental health practitioners, appropriately credentialed, who desire to render mental health services for NaphCare as provided herein.

         THEREFORE, NaphCare engages the services of Mental Health Group and in consideration of the mutual promises contained in this agreement, the parties agree as follows:

                                     TERM

This agreement shall be effective commencing on July 1, 2000, and shall continue in effect until completion of the agreement between NaphCare and the Harrison County Commission of Mississippi or until it has been terminated by either party by giving 30 days prior written notice to the other party at the address stated above or at another address chosen subsequent to execution of this agreement and duly communicated to the party giving notice.

                                    SERVICES

Mental Health Group will provide to NaphCare the following services:

         1. Psychiatry. Mental Health Group shall provide for a Mississippi licensed physician, board certified or board eligible in psychiatry, to provide on-site services to referred inmates 2 hours per week.

                  The psychiatrist will provide general psychiatric services, including: psychiatric examination and diagnostic review, intake screenings, prescription and management of psychoactive medications, and crisis intervention.

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         2.       Counseling. Mental Health Group shall provide a full-time(40 hours per week) Masters level counselor to provide on-site counseling and case management services to detainees. Services shall include: assessment, individual and group counseling, family and community liaison, treatment planning, discharge planning, education, and case management.


         3. Substance Abuse Counseling. Mental Health Group shall provide a part-time(24 hours per week) substance abuse counselor to provide on-site substance abuse counseling and education services to detainees identified with significant addition and substance abuse related problems. The substance abuse counselor shall also perform community liaison services to link detainees with community based treatment resources.

         4. Quality Assurance. Mental Health Group staff shall participate in any facility based Quality Assurance initiatives as required. Additionally, Mental Health Group shall provide a program of Continuous Quality Improvement designed to measure the quality and effectiveness of services rendered by Mental Health Group professionals without interfering with the day-to-day operations of the facility.

         5. Compliance. Mental Health Group will conduct routine compliance audits to ensure that mental health services are delivered consistent with the requirements of the facility, the recognized community standard of care, and within the scope of the NaphCare services agreement with Harrison County.

         6. Treatment Plans. Mental Health Group shall ensure that an individualized written treatment plan is developed for each inmate patient requiring treatment. The treatment plan shall include a written statement, which specifies the particular course of therapy. It shall be individualized and based on the inmate patient's needs for short and long term therapeutic goals and the methods by which the goals shall be pursued.

Mental Health Group will not retain any individuals whose credentials or performance to the facility, are deemed unsatisfactory by NaphCare.



                       FACILITIES, SUPPLIES, AND EQUIPMENT

NaphCare shall provide for the facilities, supplies, and equipment that may be required to perform the services under the agreement and the nature and extent of the facilities, supplies, or equipment.


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                                      FEE

For services to be rendered under this agreement, the Mental Health Group shall be entitled to the following fees:

Psychiatry: $100 per hour, not to exceed two hours per week unless authorized by NaphCare.

Counseling: $23.75 per worked hour, not to exceed $4,117 per month or $49,400 per year.

Substance Abuse Counseling: $15 per worked hour, not to exceed 24 worked hours per week unless authorized by NaphCare.

Mental Health Group will submit an invoice in approved form on a monthly basis, by the fifteenth of each new month, for billable services rendered. Payment is expected within thirty days of receipt of invoice. The fee for any such additional services shall be negotiated and paid separately.

                                DEVOTION OF TIME

Mental Health Group shall devote such time to the performance of the duties under this agreement as is reasonably necessary for a satisfactory performance. Should NaphCare require additional services not included in this agreement, Mental Health Group shall make a reasonable effort to perform the additional services without decreasing the effectiveness of the performance of the duties required by this contract.

                                   INSURANCE

Mental Health Group shall be an independent contractor and not an employee of NaphCare under this agreement and shall maintain a policy of liability insurance in the minimum amount of $1,000,000/$3,000,000 to cover any claims arising out of the performance of the services under this agreement and shall further indemnify, save harmless, and defend NaphCare from any claims arising from any act or omission of the Mental Health Group or the Mental Health Group' agents. Mental Health Group shall provide NaphCare with a copy of said liability insurance policy.

                                ENTIRE AGREEMENT

This agreement supersedes any and all other agreements, either oral or in writing, between the parties to this agreement with respect to its subject matter, and no other agreement, statement, or promise relating to the subject matter of this agreement that is not contained in it shall be valid or binding.


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                                   ASSIGNMENT

Neither this agreement nor any duties or obligations under this agreement shall be assignable by the Physician without the prior written consent of NaphCare. In the event of an assignment by the Physician to which NaphCare has consented, the assignee or the assignee's legal representative shall agree in writing with NaphCare to personally assume, perform, and be bound by the covenants, obligations, and agreements contained in this contract.

                             SUCCESSORS AND ASSIGNS

Subject to the provision regarding assignment, this agreement shall be binding on the heirs, executors, administrators, legal representatives, successors, and assigns of the respective parties.

                                ATTORNEY'S FEES

If any action at law or in equity is brought to enforce or interpret the provisions of this agreement, the prevailing party shall be entitled to reasonable attorney's fees in addition to any other relief that may be available.

                                 GOVERNING LAW

The validity of this agreement and of any of its terms or provisions, as well as the rights and duties of the parties to this agreement, shall be governed by the laws of the State of Alabama.

                                   AMENDMENT

This agreement may be amended by the mutual agreement of the contracting parties in a writing to be attached to and incorporated into this agreement.

                               LEGAL CONSTRUCTION

In case any one or more of the provisions contained in this agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, this invalidity, illegality, or unenforceability shall not affect any other provision of this agreement and this agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained in it.


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     Executed at Atlanta, Georgia and Birmingham, Alabama on the day and year first written above.

NAPHCARE, INC.

By:    /S/ JAMES S. MCLANE
   -------------------------------------
James S. McLane, Chief Executive Officer
950 22nd Street North, Suite 590
Birmingham, Alabama 35203-5301


MHM CORRECTIONAL SERVICES, INC.

By:              [SIG]
     -------------------------------------
Its:    REGIONAL VICE PRESIDENT
     -------------------------------------
34 Peachtree Street, NW
Suite 770
Atlanta, Georgia  30303







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